		EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
($ amounts in millions)
Six Months Ended June 30, 2005 and 2004
	2005	2004

Income (loss) from continuing operations before income taxes, minority interest and
earnings attributed to mandatorily redeemable noncontrolling interests (1)	$ 50.4	$ 50.7

Less: Equity in earnings (losses) of venture capital partnership investments	0.5	16.0

Add: Distributed earnings of affiliates	0.8	0.7
Distributed earnings of venture capital partnership investments	27.7	31.8

Income (loss) from continuing operations before income taxes, minority interest and equity in undistributed earnings of affiliates and venture capital partnership investments	$ 78.4	$ 67.2

Fixed Charges:
Interest expense on indebtedness (2)	$ 22.5	$ 19.7
Stock purchase contract adjustment payments	4.1	4.1
Rental expense	0.5	1.3
Fixed charges, exclusive of interest credited on policyholder contract balances	$ 27.1	$ 25.1
Interest credited on policyholder contract balances	94.4	98.0
Total fixed charges, inclusive of interest credited on policyholder contract balances	$ 121.5	$ 123.1

Income (loss) from continuing operations before income taxes, minority interest, equity in undistributed earnings of affiliates and venture capital partnership investments and fixed charges	$ 199.9	$ 190.3

Ratio of earnings to fixed charges	1.6	1.5

Additional earnings required to achieve 1:1 ratio coverage	$ -	$ -

SUPPLEMENTAL RATIO — ratio of earnings to fixed charges exclusive of interest credited on policyholder contract balances:

Income (loss) from continuing operations before income taxes, minority interest and equity in undistributed earnings of affiliates and venture capital partnership investments	$ 78.4	$ 67.2

Fixed Charges: Total fixed charges, as above	$ 27.1	$ 25.1

Income (loss) from continuing operations before income taxes, minority interest and equity in undistributed earnings of affiliates and venture capital partnership investments and fixed charges	$ 105.5	$ 92.3

Ratio of earnings to fixed charges	3.9	3.7

Additional earnings required to achieve 1:1 ratio coverage	$ -	$ -

(1) Earnings attributed to mandatorily redeemable noncontrolling interests included in Other operating expenses for the six months ended June 2005 and 2004 were $5.1 million and $7.1 million respectively.

(2) Interest expense on collateralized obligations is not included as these are non-recourse liabilities to Phoenix and the interest expense is solely funded by assets pledged as collateral consolidated on our balance sheet.